Exhibit 4.4

20 November 2023

Mr. HUEN Chung Yuen Ian

Present

Dear Ian,

Re: Appointment as Chief Executive Officer

We refer to the employment contract entered into between the Company, and you dated 1 June 2022 and hereby inform you in writing, effective 24 November 2023, you will be appointed as Chief Executive Officer of Aptorum Group Limited (“the Group”) whereas all other current employment terms and conditions remain unchanged.

Starting from 24 November 2023, your job title of Non-Executive Director will be released, and you will be redesignated as CEO and Executive Director of the Group.

Kindly signify your understanding and acceptance of the new appointment by signing and returning the duplicate of this letter to the Company.

Yours truly,

For and on behalf of

APTUS MANAGEMENT LIMITED

(A member of Aptorum Group)

/s/ Marianna Wong
Marianna Wong
General Manager

I understand and accept the aforesaid new appointment and hereby acknowledge receipt of the copy of this letter.

/s/ Ian Huen
HUEN Chung Yuen Ian

Unit 110, Building 15W, Hong Kong Science Park, N.T., Hong Kong

T: (852) 34697942